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                                                                  EXHIBIT 10.13


                                [ISS Letterhead]




June 10, 2000


Mr. Ken Walters
4718 Talleybrook Drive
Kennesaw, GA  30152

Dear Ken:

I am pleased to make this offer for you to join our team at Internet Security Systems. As President & General Manager, Enterprise Solutions Business Unit, your total compensation package will be $500,000 annually at plan. The annual compensation will consist of a base salary of $350,000 annually ($14,583.33 paid bi-monthly salary) plus performance compensation paid quarterly at plan in the amount of $25,000 per quarter. The actual performance compensation paid will be a function of strategic business unit objectives, operational performance objectives and revenue objectives as defined in the attached performance compensation plan. In addition, you will be eligible for a $50,000 annual bonus based upon ISS performance and ISS achievement of its 2000 sales and performance objectives. You will be granted an option to purchase 200,000 shares of ISS Common Stock, contingent upon the approval by the ISS Board of Directors, at an exercise price equal to the closing price of ISS common stock at the date o the grant by the Board of Directors at or after your date of employment. These options will have our standard four-year annual vesting schedule. In addition, you will be granted an additional 100,000 shares of ISS common stock at the same time which vests according to the attached schedule. These options shall be subject to all of the terms and conditions set forth in ISS' Amended and Restated 1995 Stock Option Plan. ISS also agrees to provide you a non interest-bearing loan in the amount of $100,000 payable to you at the time of your commencement of employment at ISS. If you complete your first year from the date of your employment in good standing with ISS, the loan shall be completely forgiven. Should your employment be terminated for cause or should you resign your employment with ISS within the first year of employment, this loan shall be repaid by you immediately within 30 days of termination at the following calculated rate: termination in 1st quarter of employment, $100,000; termination in 2nd quarter of employment, $75,000; termination in 3rd quarter of employment, $50,000; termination in 4th quarter of employment, $25,000.

Additionally, if ISS terminates your employment without cause, ISS will accelerate the vesting of your 200,000 share grant of options to the same extent as if you had remained employed by ISS for one (1) year following the date of the termination. ISS will not accelerate vesting if you resign from your employment with ISS or if your employment with ISS is terminated for Cause. As used herein, "Cause" means a termination based on (i) your conviction of a felony or any other offense evidencing fraud or moral turpitude, (ii) your failure or refusal to follow the lawful and proper directives of the Company which is not corrected within seven (7) days after your receipt of written notice identifying such failure or refusal, (iii) your willful malfeasance or


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gross misconduct which discredits or damages the Company, (iv) any breach of your obligations to maintain the confidentiality of ISS' confidential and proprietary information and trade secrets, or (v) your chronic absence from work. In addition, if ISS terminates your employment without cause as defined above, ISS will continue to pay your base salary for a period of six months following the date of termination.

The 100,000 performance-based options will have the following provisions:
Standard ten-year grant under ISS Stock Plan
Vesting of all 100,000 options at the end of five-year term, with accelerated vesting based upon the following performance of ISS stock price (in the case of a stock split, all amounts and prices will be adjusted accordingly):

10% acceleration (10,000 options) upon achievement of an average quarterly stock price at $100.00 per share Additional 20% acceleration (20,000 shares) upon achievement of an average quarterly stock price at $125.00 per share Additional 30% acceleration (30,000 shares) upon achievement of an average quarterly stock price at $150.00 per share Additional 40% acceleration (40,000 shares) upon achievement of an average quarterly stock price at $200.00 per share

Your job responsibilities shall be as outlined in the attached job position responsibilities. ISS agrees to provide for your health benefits in accordance with the current ISS Benefits plan. ISS will provide for three weeks of paid vacation/sick leave during your first year of employment as defined in company benefits program. In addition, you will be eligible to participate in the ISS 401 K program, the ISS Employee Stock Purchase Program (ESPP), and the ISS Flexible Benefits Program (FLEX).

As I explained to you, this offer of employment is conditional upon the following:

1) Your execution of the standard form ISS intellectual property Agreement which obligates you to protect ISS proprietary and confidential information and in addition, obligates you to refrain from using any confidential information from previous employers.

2) Your providing proof of personal identity and employability. In connection with this contingency, please complete the top portion of the enclosed I-9 form. Bring this I-9 form, and substantiating documents as outlined on the form to provide personal identity and employment eligibility, to my office on your first day of work.

3) ISS satisfactory review of personal and professional references and satisfactory results of the ISS background investigation that will require your completion of an application and authorization form allowing such investigation. This process is, by our policy, a condition of employment by ISS. This process can be coordinated through our Director of Human Resources, Terri Jones.

ISS is an at-will employer, which means that employment with ISS is for no specific period o time and either you or ISS are free to terminate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between us on this term


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and supercedes any prior representations or agreements, whether oral or written. Although your job duties, title, compensation and benefits, as well as ISS personnel policies and procedures, may change from time-to-time, the "at-will" nature of your employment may only be changed in a document signed by you and the President or the Vice President of Finance and Administration of the Company.

Ken, we would like for you to join us on or before July 1, 2000. I look forward to having you join the ISS team and to building a dynamic, successful enterprise with you.



Sincerely,                               Accepted:

/s/ Thomas E. Noonan

Thomas E. Noonan                    /s/ Kenneth Walters                6/27/00
                                    ---------------------------        --------
President and CEO                   Ken Walters                        Date


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Internet Security Systems, Inc. and Ken Walters agree to the following terms and conditions regarding the loan to be provided under the terms of the employment contract between the parties. Internet Security Systems, Inc. agrees to lend to Ken Walters $100,000 for a period of up to one year. The loan will not bear interest. The loan will be repaid immediately upon the earlier of the termination of Mr. Walter's employment or the conclusion of one year of employment. The amount to be repaid will be reduced by any portion of the loan forgiven by Internet Security Systems, Inc. If Mr. Walters completes one full year of employment, the loan will be entirely forgiven. If Mr. Walters resigns or is terminated by Internet Security Systems, Inc. for reason other than committing fraud, 25% of the loan will be forgiven for each full quarter of employment completed.

Internet Security Systems, Inc. and Ken Walters agree that the loan is a below market rate demand loan as defined by Internal Revenue Code Section 7872. As a result, Mr. Walters will be required to recognize compensation for each year the loan is outstanding for the amount of interest that would have been charged on the outstanding balance using the short-term applicable federal rate. Furthermore, Mr. Walters will be required to recognize income equal to the amount of the loan forgiven by Internet Security Systems, Inc. at the time any portion of the loan is forgiven.


/s/Thomas E. Noonan                              /s/Kenneth Walters
-----------------------------------              ------------------------------
for Internet Security Systems, Inc.              Ken Walters